Exhibit 1.01

Conflict Minerals Report

Arconic Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2019 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “Arconic,” the “Company,” “we,” “its,” “us” and “our” refer to Arconic Corporation and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements concerning the additional steps that Arconic intends to take to mitigate the risk that its necessary 3TG finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG and (3) political, regulatory and economic developments, whether in the Democratic Republic of the Congo (“DRC”) region (the “Covered Countries”), the United States or elsewhere and the other risk factors summarized in Arconic Rolled Products Corporation’s (our former name) Form 10-K for the year ended December 31, 2019, and other reports filed with the Securities and Exchange Commission (the “SEC”). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

I.	Overview

Arconic Corporation is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets. On April 1, 2020, the Company separated from Arconic Inc. (now Howmet Aerospace Inc.)(“ParentCo”). The Company’s business includes the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo. This report only pertains to such operations.

We are subject to the Conflict Minerals Rule because 3TG are necessary to the functionality or production of certain discrete products and product lines that we manufactured in 2019 (these 3TG are sometimes referred to herein as “necessary 3TG”). Necessary 3TG content constitutes a small portion of the materials content of our products and many of our products do not contain any 3TG.

We have filed this report because, for 2019, some of our in-scope products contained 3TG that either were of an undetermined origin or were processed by SORs that we believe may have sourced ore from the Covered Countries. Through the date of this report, we are unaware and have no knowledge that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in the Covered Countries. However, we make no assertion that any of our products are “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

See “Product, Smelter and Refiner and Country of Origin Information” below for information concerning our in-scope products and identified SORs.

For 2019, we generally did not directly source 3TG from SORs, and we did not have direct relationships with any 3TG mines.

II.	Reasonable Country of Origin Inquiry Information

We conducted a “reasonable country of origin inquiry” (“RCOI”) within the meaning of the Conflict Minerals Rule to determine the origin of the necessary 3TG contained in our in-scope products. For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”). These processes and procedures are discussed below.

III.	Due Diligence Program Design and Execution

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our due diligence program design and the due diligence measures we performed in respect of 2019 are discussed below. These were not all of the discrete measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. The headings for each of the steps below conform to the headings used in the OECD Guidance.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.
We have a cross-functional working group charged with managing our 3TG compliance strategy, that ultimately reports to the Chief Legal Officer. The following functional areas were represented on the working group: external reporting; legal; and procurement. We also appointed representatives from each business unit with potentially in-scope products. Selected internal personnel were educated on the Conflict Minerals Rule and our compliance plan. We also used specialist outside counsel to assist us with certain aspects of our compliance efforts.

b.
Arconic’s procurement function maintains a standard operating procedure (“SOP”) governing purchases of 3TG and materials or products containing 3TG. The SOP defines the processes that our procurement function uses to source 3TG and materials or products containing 3TG and to support the annual disclosure of country of origin information for those minerals. The SOP provides that we will only purchase 3TG or materials or products containing 3TG from suppliers that can provide acceptable certification that the minerals did not originate from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries.

c.
We used the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”) to identify SORs in our supply chain. We maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, in a structured computerized database, for at least five years.

d.
We have a grievance mechanism for employees, suppliers and other interested parties to report violations of our 3TG program compliance requirements. The URL is https://www.arconic.com/global/en/who-we-are/integrity-line.asp

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.
We determined which of our products were in-scope or potentially in-scope for purposes of our compliance with the Conflict Minerals Rule through product specifications, bills of material, supplier inquiries, elemental composition limits, spectrographic analysis of the product composition and other information known to us.

b.
We requested by email that the suppliers we determined to potentially be in-scope for purposes of our compliance with the Conflict Minerals Rule (the “Suppliers”) provide us with information, through the completion of a CMRT, concerning the usage and source of 3TG in their products, as well as information concerning the Suppliers’ related compliance measures. We followed up multiple times, if required, by email with the Suppliers that did not respond to the request within the specified time frame. For 2019, our outreach included 73 Suppliers and our overall Supplier response rate was 67%.

c.
SOR information also was reviewed against the lists of Conformant and Active (as defined herein), or the equivalent, SORs published by the RMI. For 2019, the Suppliers identified 77 SORs as having processed the necessary 3TG contained in our in-scope products. Out of the 77 identified SORS, 67 SORs (or 87%) were listed as Conformant, 1 SOR (or 1%) was listed as Active, and 9 SORs (or 12%) were on the Smelter Look-Up Tab List Only (as defined herein).

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.	Our 3TG compliance team reported its findings to our Chief Legal Officer.

b.
Under our risk mitigation strategy, we take such risk mitigation efforts as we deem to be appropriate based on the findings of our supply chain risk assessment. Our risk mitigation efforts are determined by the particular facts and circumstances and risks identified.

c.	To mitigate the risk that our necessary 3TG finance or benefit armed groups, for 2020, we also intend to engage in the additional measures discussed under “Additional Risk Mitigation Efforts” below.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, we utilized information made available by the RMI concerning independent third-party audits of SORs.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the SEC and made available on our website the Form SD and this Conflict Minerals Report.

IV.	Product, Smelter and Refiner and Country of Origin Information

Product Information

For 2019, the following in-scope products for purposes of the Rule included: (1) certain building and construction products; (2) certain wrought aluminum alloy products; (3) an aluminum alloy billet product; and (4) certain coated aluminum coil products for industrial applications.

Smelter and Refiner Information

The Suppliers identified to us the facilities listed in Annex A to this report as having processed the necessary 3TG contained in the in-scope products described above. The SORs listed in Annex A may not be all of the facilities in our supply chain used to process the necessary 3TG in these products, since not all of the Suppliers responded to our request and the Suppliers that did respond to our request in some cases did not identify the processors of all of the 3TG content contained in the products. Suppliers responded on a “product” level, “company” level or “user defined” basis. Annex A reflects product level responses.

Country of Origin Information

We seek to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other measures described in this report. Annex A lists possible countries of origin known to us of the 3TG processed by the SORs listed on that Annex.

V.	Additional Risk Mitigation Efforts

We intend to take the following additional steps in respect of our 2020 compliance to mitigate the risk that the necessary 3TG in our in-scope products finance or benefit armed groups:

1.	Continue to encourage Suppliers that provided company level or user defined information for 2019 to provide product level information for 2020.

2	Request Suppliers that provided incomplete responses or that did not provide responses for 2019 to provide requested information for 2020.

3.	Monitor the continuing development and progress of traceability measures at Suppliers that indicated for 2019 that the source of 3TG was unknown.

4.	Communicate to new in-scope suppliers our sourcing expectations through the conflict minerals clause in our standard terms and conditions.

All of the foregoing steps are in addition to the steps that we took in respect of 2019, which we intend to continue to take in respect of 2020, to the extent applicable.

Annex A

The following list contains SORs reported by our Suppliers as having been used to process the necessary 3TG contained in Arconic’s in-scope products. The data presented is as of May 20, 2020.

Metal	Smelter Name	Smelter Country	Status
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	On Smelter Look-up Tab List Only
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CV Ayi Jaya	INDONESIA	Conformant
Tin	CV Dua Sekawan	INDONESIA	Conformant
Tin	CV United Smelting	INDONESIA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	On Smelter Look-up Tab List Only
Tin	Dowa	JAPAN	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	On Smelter Look-up Tab List Only
Tin	EM Vinto	BOLIVIA	Conformant
Tin	Estanho de Rondonia S.A.	BRAZIL	On Smelter Look-up Tab List Only
Tin	Fenix Metals	POLAND	Conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	Conformant
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	Metallo Spain S.L.U.	SPAIN	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Modeltech Sdn Bhd	MALAYSIA	On Smelter Look-up Tab List Only
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	On Smelter Look-up Tab List Only
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA	Conformant
Tin	Pongpipat Company Limited	MYANMAR	On Smelter Look-up Tab List Only
Tin	Precious Minerals and Smelting Limited	INDIA	Active
Tin	PT Aries Kencana Sejahtera	INDONESIA	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Bangka Prima Tin	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Conformant
Tin	PT DS Jaya Abadi	INDONESIA	Conformant
Tin	PT Inti Stania Prima	INDONESIA	Conformant
Tin	PT Karimun Mining	INDONESIA	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Panca Mega Persada	INDONESIA	Conformant
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	PT Tommy Utama	INDONESIA	Conformant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	Rui Da Hung	TAIWAN	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Tin	Super Ligas	BRAZIL	On Smelter Look-up Tab List Only
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	On Smelter Look-up Tab List Only
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Tin Company Limited	CHINA	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant

The Company notes the following in connection with the information in the table above:

a.
The SORs reflected above may not include all of the SORs in Arconic’s supply chain, since some Suppliers did not identify all of their SORs and because not all Suppliers responded to Arconic’s inquiries.

b.	The table only includes entities that were listed as SORs on the Smelter Look-up tab list of the CMRT.

c.
“Conformant” means that a SOR has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (the “RMAP”) standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of 2019 and may not continue to be Conformant for any future period.

d.
“Active” means that the SOR has committed to undergo an RMAP assessment, completed the relevant documents and scheduled the on-site assessment. These may be in the pre-assessment, assessment, or corrective-action phases of the assessment.

e.	“On Smelter Look-up Tab List Only” means that a SOR is listed on the Smelter Look-up tab list of the CMRT, but is not listed as Conformant or Active.

f.	SOR status and location reflected in the table is based solely on information made publicly available by the RMI, without independent verification by Arconic.

Countries of Origin

The countries of origin of the 3TG processed by the SORs listed above may have included the countries listed below, in addition to other countries.

Angola*	Estonia	Luxembourg	Singapore
Argentina	Ethiopia	Madagascar	Slovakia
Australia	France	Malaysia	South Africa
Austria	Germany	Mexico	South Sudan*
Belgium	Guyana	Mongolia	Spain
Bolivia	Hong Kong	Morocco	Suriname
Brazil	Hungary	Mozambique	Sweden
Burundi*	India	Myanmar	Switzerland
Cambodia	Indonesia	Namibia	Taiwan
Canada	Ireland	Netherlands	Tanzania*
Central African Republic*	Israel	Nigeria	Thailand
Chile	Ivory Coast	Papua New Guinea	Turkey
China	Japan	Peru	Uganda*
Colombia	Jersey	Philippines	United Kingdom
Czech Republic	Kazakhstan	Poland	United States
Djibouti	Kenya	Portugal	Uzbekistan
Democratic Republic of the Congo*	Korea	Russia	Vietnam
Ecuador	Kyrgyzstan	Rwanda*	Zambia*
Egypt	Laos	Sierra Leone	Zimbabwe

* Represent a Covered Country.

In addition, some of the SORs listed above may have sourced in whole or in part from recycled or scrap sources.